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                                                                  EXHIBIT 10.10

Dr. Everett F. Lang
5 Michele Court
Allendale, NJ 07401

                                EMPLOYMENT TERMS
                                ----------------

                                                               February 12, 1999


Dear Everett:

        Set forth below are the terms of employment we are willing to offer. These terms contemplate that the digital stock market (the "DSM") will be contributed to a subsidiary company ("Newco") which will have its own capital and capital structure and which, in all likelihood, will take on additional shareholders. These terms are being offered by Wit Capital Group, Inc. ("Wit Capital") with the covenants that (i) all consideration payable hereunder is and shall be guaranteed by Wit Capital, and (ii) in the event Newco ceases to exist, or the activities of the DSM fail to commence operations within one year or ceases to continue thereafter, then your employment with Wit Capital shall continue on the same terms as set forth herein except that your responsibilities and title shall be those responsibilities taking into consideration your previous experience and expertise and title mutually agreed upon in writing between Wit Capital and you. In the event we can not agree then Wit Capital shall continue to compensate you in accordance with section (iii) hereof until Dec. 31, 2002. Said compensation shall be terminable only in the event you commit any acts set forth in (i) Term subsections (i), (ii), (iii), (iv), (v) of said (i) Term section.

        (i) Term: You shall have the right to employment on the terms specified herein for a period commencing on February 12, 1999 and running for a period through December 31, 2002 (the "Term"), subject to termination for "Cause" as defined below. "Cause" means (i) your willful failure to perform the material duties as President of Newco or as an executive of Wit Capital (other than by reason of physical or mental illness or impairment) after receipt of written notice thereof from the President and COO, currently Ronald W. Readmond, specifying in reasonable detail such failure of performance and a thirty (30) days opportunity to cure, (ii) any act of fraud or embezzlement after written notice thereof from the company specifying in reasonable detail instances of such conduct,
             (iii) unauthorized disclosure of material confidential information belonging to Wit Capital and/or Newco; (iv) your conviction of a felony (including pleading guilty to a felony) or commitment of other acts that cause a material detriment to the reputation of the company; or (v) habitual abuse of alcohol or drugs.

       (ii) Title and Positions: President and Chief Executive Officer of Newco (or, if the DSM is operated as a division of Wit Capital (as opposed to as a separate company), then Director of the DSM or such other similar title as the Company shall reasonably determine,) with responsibility for the overall operation and management of the DSM. You shall be appointed a Director of Newco (if it
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              exists). In addition, Wit Capital shall agree to use its best efforts to nominate you to serve as Director of Newco and shall use their best efforts to cause you to be elected Director, such best efforts to include voting its shares of capital stock in favor of your election.

        (iii) Salary: $200,000 per annum plus health benefits as per other senior employees.

        (iv) Bonus: $50,000 in respect of the period ending December 31, 1999. In respect of the year ending December 31, 2000, one percent of the cash revenue of the DSM during such year or $50,000, whichever is greater. In respect of the year ending December 31, 2001, one percent of the pre-tax profits of the DSM for such year. Bonuses shall be payable quarterly per annum commencing April 1, 1999 and on the first day of each quarter month thereafter until December 31, 2000. Bonus for 2001 shall be payable within sixty (60) days following December 31, 2001. In addition, Wit Capital shall pay a signing bonus of $50,000 on or before April 15, 1999.

        (v) Options. Options under Wit Capital option plan to purchase 525,000 shares of common stock of Wit Capital at an exercise price of $1.50 per share. These options shall be governed by the terms set forth in an option agreement executed between you and Wit Capital (a form of agreement is attached hereto and made a part hereof). These options shall vest quarterly over four years. These options expire in ten years from the date of grant. At the option of Wit Capital, the options are convertible to options to purchase shares in Newco; provided, however, that as an "insurance" such options would convert back to options in Wit Capital in the event Newco ceased to operate within the Term of this Agreement. The conversion ratio by which options in Wit Capital shall be converted into options in Newco shall be determined by Wit Capital in its reasonable discretion.

        (vi) Staff: You shall hire immediately a team of senior and junior managers to build Newco in order to launch and operate the DSM. It is expected that the senior and junior management, taken in the aggregate and including you, shall hold stock options in Newco equal to ten to fifteen percent of the outstanding equity of Newco.



                                        Very truly yours,



                                        Ronald W. Readmond
                                        President and Chief Operating Officer



AGREED AND ACCEPTED AS OF THE DATE WRITTEN ABOVE:



By:  ________________________
     Everett F. Lang


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                                                               February 12, 1999


Dr. Everett F. Lang
5 Michele Court
Allendale, NJ 07401


Dear Everett:

        Per our conversation, Wit Capital agrees to the following:

        1. Payment of $2500.00 flat fee to Robert Mulligan, for legal counsel during your employment negotiations.

        2. Reimbursement on a temporary basis for parking convenient to the office.

        3. Wit Capital agrees to pay your Cobra premiums during the period prior to commencement of your radiation treatments through the date of your last radiation treatment.

        4. The above items 1-3 are hereby incorporated into and made a part of the Wit Capital Group, Inc. Employment Terms letter with you dated even date herewith.


                                          Very truly yours,


                                          Ronald W. Readmond
                                          President and Chief Operating Officer